Exhibit 99.2(k)(4)

FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES

between

JAPAN SMALLER CAPITALIZATION FUND, INC.

and

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule (“Schedule”) is by and between, Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (the “Trust Company”), (collectively, “Transfer Agent”) and Japan Smaller Capitalization Fund, Inc. (the “Company”), whereby the Transfer Agent will perform the following services for the Company. This Fee and Service Schedule is an attachment to the Agreement.  Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

TERM

The fees set forth in this Schedule shall be effective for a period of three (3) years, commencing from the effective date of June 1, 2011 (the “Initial Term”).  Sixty (60) days before the expiration of the Initial Term or a Renewal Term, whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.  If no new fee schedule is agreed upon, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased (a) by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor; or (b) to the Transfer Agent’s minimum fees then in effect, whichever is greater.  Fees will be increased on this basis for each successive Renewal Term.

FEES

Ongoing Account Management*
This fee covers all administration of the services listed in the services section except as noted below.  Out of pocket costs associated with providing these services will be charged separately.

$883.33*                      Per Month

* If the average volume of transactions, inquiries, or telephone calls significantly increases during the term of this Agreement as a result of outside factors or unforeseen circumstances for which the Transfer Agent is not the proximate cause, the Transfer Agent and the Company shall negotiate an additional fee.

Lost Owner/Shareholder Search Services
•	SEC Electronic Database Search	$2.00 per account searched

SERVICES

Administrative Services
•	Annual administrative services as Transfer Agent and Registrar for the common stock of the Company
•	Assignment of relationship manager

Account Maintenance
•	Maintain 1,000 registered Shareholder accounts (additional accounts to be billed at $6.00 each per year)
•	Create new Shareholder accounts
•	Post and acknowledge address changes
•	Process other routine file maintenance adjustments
•	Post all transactions, including debit and credit certificates, to the Shareholder file
•	Respond to requests for audit confirmations
•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting
•	Obtain tax certifications

Share Issuance
•	Issue, cancel and register Shares
•	Process all legal transfers as appropriate
•	Combine certificates into larger and/or smaller denominations
•	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Transfer Agent policy (subject to Shareholder-paid fee and bond premium)
•	Place, maintain and remove stop-transfer notations

Special Issuances
•	Process up to 50 stock option issuances, to include DWAC processing where required per annum, additional to be billed at $25.00 per stock option issuance
•	Process of up to 50 transfers associated with legended certificates per annum, additional to be billed at $30.00 per restricted transfer

Shareholder Communications
•	Provide Company-specific Shareholder contact number
•	Provide IVR 24/7 (subject to system maintenance)
•	Respond to Shareholder inquiries (written, e-mail and web)
•	Record all Shareholder calls
•	Scan and image incoming correspondence from Shareholders

Direct Registration System ("DRS")
•	Register, issue and transfer DRS book-entry Shares
•	Issue DRS statements of holding
•
Provide Shareholders with the ability to sell Shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility

•	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS sales facility
•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS sales facility, in accordance with the terms and conditions of the facility
•	Coordinate the mailing of advices to Shareholders
•	Accept and deposit certificated Shares into a DRS position

Online Access
•
Provide availability to “Issuer Online,”  which provides access to Company and Shareholder information administered by Transfer Agent, which permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range

•	Provide availability to “Investor Centre,” which provides Shareholder account information, transaction capabilities, and downloadable forms and FAQs
•	Provide On-Demand Reporting to allow Company to generate non-standard reports 24/7 at Transfer Agent's standard fee for such reports

Reporting and Mailing Services
•	Coordinate the mailing of company-provided reports, three (3) per annum for registered Shareholders

Dividend Services
•	Receive full funding one day prior to payable date by 11:00 a.m., Eastern Standard Time via Federal Funds Wire, ACH or Demand Deposit Account debit
•	Coordinate the mailing of annual dividends with an additional enclosure with each dividend check
•	Prepare and file Federal Information Returns (Form 1099) of dividends paid in a year
•	Prepare and file State Information Returns of dividends paid in a year to Shareholders resident within such state
•	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from Non-Resident Aliens
•	Coordinate the mailing of Form 1099 to Shareholders
•	Coordinate the email notification to Shareholders of the online availability of Form 1099
•	Replace lost dividend checks
•	Reconcile paid and outstanding checks
•	Code “undeliverable” accounts to suppress mailing dividend checks to same
•	Keep records of accumulated uncashed dividends
•	Perform the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:
•	Withhold tax from Shareholder accounts not in compliance with the provisions of the Act
•	Reconcile and report taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service
•	Mail to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding
•	Perform Shareholder file adjustments to reflect certification of accounts

ACH Services
•	Review cards for accuracy and completeness and identifying cards with incomplete information
•	Mail cure letter to Shareholders with incomplete cards
•	Identify cards received after the cut-off date
•	Code accounts for ACH and performing pre-note test
•	Identify rejected ACH transmissions, mail dividend check and explanation letter to Shareholders with rejected transmissions
•	Respond to Shareholder inquiries concerning the ACH Program
•	Code cards received after cut-off date
•	Calculate on a quarterly basis the Share breakdown for ACH vs. other dividend payments and notifying the Company of funding amount for ACH transmissions and other payable date funds
•	Credit ACH designated bank accounts automatically on dividend payable date
•	Maintenance of ACH participant file, including coding new ACH accounts
•	Process termination requests
•	Keep adequate records including retention of authorization cards

Investment Plan Services
•	Maintain plan accounts and establish new participant accounts
•	As requested, invest dividend monies and Optional Cash Purchases per the plan document
•	Coordinate the mailing of statements and/or transaction advices to Plan participants when activity occurs
•	Coordinate an email notification to requesting Plan participants of the online availability of their plan statements
•	Process automatic investments via the ACH purchase facility
•	Process termination and withdrawal requests
•	Provide plan participants with the ability to sell Shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction, in accordance with the terms of the Plan
•	Process sale requests within the appropriate timeframe based on the type of service requested and the stipulations of the plan
•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the plan sales facility, in accordance with the terms and conditions of the plan
•	Issue the proper tax forms and perform the required reporting to the IRS
•	Accept and deposit certificated Shares into the plan’s safekeeping facility
•	Coordinate the mailing of Form 1099div to participants, including plan participants and perform related filings with the IRS
•	Supply summary reports for each reinvestment/investment to client if requested
•
Coordinate the mailing of annual privacy notice to plan participants (if investment plan is sponsored by Computershare). A separate mailing will not be required for plan participants who have received the privacy notice as part of a statement mailing sent to them within the applicable calendar year.

International Currency Exchange Services
•
Allow Shareholders to elect to receive sale proceeds and dividend payments in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Transfer Agent’s guidelines (fees paid by Shareholders)

Annual Meeting Services
•	Prepare a full Shareholder list as of the Annual Meeting Record Date
•	Address proxy cards for all registered Shareholders
•	Coordinate the mailing of the proxy card, proxy statement, return envelope and Annual Report to all registered Shareholders
•	Receive, open and examine returned proxies
•	Tabulate returned proxies
•	Provide on-line access to proxy vote status
•	Attend Annual Meeting as Inspector of Election (travel expenses billed as incurred)
•	Prepare a final Annual Meeting list reflecting how each account has voted on each proposal

Additional Annual Meeting Services (SUBJECT TO ADDITIONAL FEES)
•	Electronic delivery of proxy material
•	Accept and load other related proxy files, 401K, ESPP and other stock issues not on our recordkeeping system
•	Match load related proxy files to registered Shareholder base to eliminate duplicate mailings
•	Provide householding of materials to the same address
•	Provide Internet and telephone voting
•	Provide services related to notice and access requirements including web hosting of materials, notice only mailings, and mixed mailings.
•	Broker search and beneficial or "street holder" distribution
•	Provide financial printing of 10ks, proxy statements and other related documents

Direct Filing of Abandoned Property
•	Coordinate the mailing of due diligence notices to all qualifying Shareholder accounts as defined by the state filing matrix
•	Process returned Due Diligence notices and remitting property to Shareholders prior to escheatment
•	Prepare and file Preliminary and Final Abandoned Property Reports
•	Prepare and file checks for each state covering unclaimed funds as per state requirements
•	Issue and file stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
•	Retain, as required by law or otherwise, records of property escheated to the states and responding, after appropriate research, to Shareholder inquiries relating to same

Lost Owner/Shareholder Search Services
•	Perform electronic database searches in accordance with SEC requirements
•	Update new addresses provided by search firm
•	Send verification form to Shareholder to validate address
•	Reissue abandoned property held to Shareholders upon receipt of signed verification form

Additional Services
Items not included in the fees and services set forth in this Schedule include, but are not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, unvested stock program, DWAC services provided to broker dealers, audit services, services provided to a vendor of the Company, or any services associated with a special project, and are to be billed separately, on an appraisal basis.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Standard Services and shall be billed by appraisal.  All additional services not specifically covered under this Schedule will be billed by appraisal, as applicable.

Billing Definition of Number of Accounts
For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period.  An open account shall mean the account of each Shareholder which account shall hold any full or fractional Shares of stock held by such Shareholder, outstanding funds, or reportable tax information.

Out-of-Pocket Expenses
In addition to the fees above, the Company agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, forms, telephone, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto.  In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company.

ACCEPTANCE

In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.

Computershare Inc.
Computershare Trust Company, N. A.	Japan Smaller Capitalization Fund, Inc.

On Behalf of Both Entities:

By: /s/ Dennis V. Moccia	By: /s/ Rita Chopra-Brathwaite

Name: Dennis V. Moccia	Name: Rita Chopra-Brathwaite

Title: Manager, Contract Administration	Title: Treasurer

This Fee and Service Schedule shall serve as an attachment to the Transfer Agency and Service Agreement dated March 1, 2002.

Exhibit A
Out of Pocket Expenses

Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee and Service Schedule and are billable as incurred.

•	Postage (outgoing and business reply)
•	Envelopes
•	Forms and stationery
•	Printing
•	Enclosing (proxy cards, dividend checks, etc.)
•	Fulfillment (transfer packages, new account packages, DRIP enrollment packages)
•	Proxy proof set-up
•	Record retention
•	Insurance premiums (mailing certificates)
•	Delivery and freight charges (including overnight delivery; Airborne Express, FedEx, etc.)
•	Destruction of excess/obsolete material
•	Telephone usage and line expenses
•	Regulatory reports
•	NCOA searches

Please Note:

Good funds to cover postage expenses in excess of $10,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date.  Postage expenses less than $10,000 will be billed as incurred.

Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled.  Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.